EXHIBIT 10.97
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     This agreement amends the Employment Agreement by and between Gen-Probe Incorporated, a Delaware corporation with offices at 10210 Genetic Center Drive, San Diego, California 92121 (“Gen-Probe”), and                                          (the “Executive”). This agreement (hereafter referred to as the “First Amendment”) is effective as of March 1, 2007 (the “Effective Date”).
     WHEREAS, Gen-Probe and Executive have reviewed the Employment Agreement and mutually desire to amend the terms thereof,
     ACCORDINGLY, Gen-Probe and Executive agree to amend the Employment Agreement as follows:
     1. Section 7(a) (“Severance Benefits in Certain Events — Salary”) shall be and is hereby amended to add the following text following the existing terms:
Notwithstanding anything to the contrary set forth herein, the provisions of this paragraph shall control if Executive’s employment terminates within the period six (6) months prior to a Change in Control. Any lump sum payment contemplated by this Section 7(a) shall be made within 10 days of the Change in Control and shall be in lieu of, and not in addition to, payments that would otherwise be made to Executive over the remainder of the Salary Continuation Period. Additionally, any payments that would otherwise be made to Executive over the remaining portion of the Salary Continuation Period following the Change in Control shall accelerate as of the date of the Change in Control only if such Change in Control is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and the regulations and other guidance thereunder. Any lump sum payment contemplated by this Section 7(a) shall be reduced by an amount equal to the aggregate Salary Continuation Period payments already made to Executive, if any. It is the intent of this paragraph to structure the Executive’s severance benefit payments so that any lump sum payment of the Executive’s severance that may occur in connection with a Change in Control shall not result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.
     2. Section 7(d) (“Severance Benefits in Certain Events — 401(k) Plan”) shall be deleted and replace with the following: “[Intentionally Omitted.]”

     3. Section 7(h) is hereby added to the Employment Agreement, as follows:
Section 409A of the Internal Revenue Code and Specified Employees. If Gen-Probe determines that any of the severance benefits payable to the Executive pursuant to this Section 7 fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code which applies to specified employees of publicly traded companies, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the severance benefits payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary (e.g., payments to which Executive would otherwise be entitled during the first six months following separation from service shall accumulate and be paid at the expiration of such period, unless a permitted distribution event occurs during such period) so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 7 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 7; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.
     4. Except as expressly set forth in this First Amendment, all terms and conditions of the Employment Agreement are hereby ratified and shall continue in full force and effect.
     In witness whereof, the parties have executed this First Amendment.

Executive:	Gen-Probe Incorporated:

By

Diana De Walt Vice President, Human Resources

The following officers of Gen-Probe have executed the above agreement:
R. William Bowen
Diana De Walt
Martin Edelshain
Paul Gargan
Steve Kondor
Gurney Lashley
Herm Rosenman
Don Tartre

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